Exhibit 4.6

DESCRIPTION OF SECURITIES

XBP Global Holdings, Inc. (“we,” “our,” “us” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.0001 per share (the “Common Stock”), and public warrants, every ten warrants exercisable for one share of Common Stock at an exercise price of $115.00 per share (the “Public Warrants” or, for purposes of this Exhibit, each a “Warrant”).

The following summary of the material terms of our securities is not intended to be complete and is subject to, and qualified in its entirety by, reference to our certificate of incorporation (as amended or restated from time to time, our “Charter”), the Certificate of Designations of Series A Participating Preferred Stock (the “Series A COD”), our bylaws (as amended or restated from time to time, our “Bylaws”), the Rights Agreement (defined below) and the documents relating to the Public Warrants, each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and applicable provisions of the Delaware General Corporation Law, or the DGCL.

Authorized Capitalization

The total amount of the Company’s authorized capitalized stock consists of (a) 400,000,000 shares of Common Stock, par value $0.0001 per share; and (b) 20,000,000 shares of preferred stock of the Company, 60,000 of which has been designated Series A Participating Preferred Stock (having such rights and preferences as set forth in the Series A COD, the “Series A Preferred Stock”).

Common Stock

Voting rights. Each holder of Common Stock will be entitled to one (1) vote in person or by proxy for each share of the Common Stock held of record by such holder. The holders of shares of Common Stock will not have cumulative voting rights. Except as otherwise required in our Charter or by applicable law, the holders of the Common Stock vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board of Directors, or the Board, from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Rights upon liquidation. Subject to the applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock of the Company, in any event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock will be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Preferred Stock

The Board has the authority, without further action by the stockholders, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix for each such series the designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as stated and expressed in the resolution or resolutions adopted and filed by the Board in accordance with the DGCL.

The issuance of preferred stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the

Company. Although we do not currently intend to issue any shares of preferred stock, other than as described pursuant to the Rights Agreement below, we cannot assure you that we will not do so in the future.

Stock Purchase Rights

On July 29, 2025, the Board declared a dividend of one preferred share purchase right (a “Right”) to purchase one-thousandth of one share of Series A Preferred Stock for each outstanding share of our Common Stock to the stockholders of record as of the close of business on August 15, 2025, and adopted a limited duration stockholder rights plan, as set forth in the Rights Agreement, dated as of July 29, 2025 (the “Rights Agreement”), by and between us and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). The Rights Agent serves as our transfer agent with respect to our Common Stock and was also appointed transfer agent with respect to the Series A Preferred Stock, if any, that may be issued pursuant to the exercise of Rights under the Rights Agreement. The Rights will expire on January 29, 2027 (the “Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by us. The Rights are not separately registered or traded and are attached to and trade only with the shares of Common Stock until the Distribution Date.

In connection with a one-for-ten reverse stock split of our Common Stock effected on December 12, 2025 (the “Reverse Stock Split”), the number of shares of Series A Preferred Stock purchasable upon the exercise of each Right was increased from one one-thousandth of a share of Series A Preferred Stock to one one-hundredth of a share of Series A Preferred Stock and the number of outstanding Rights was decreased by a factor of ten such that each share of Common Stock outstanding immediately after the Reverse Stock Split has issued with respect to it one Right. Except as otherwise indicated, all information herein has been adjusted to reflect the Reverse Stock Split.

In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires beneficial ownership of 30% or more of the outstanding shares of our Common Stock without the approval of the Board.

The Rights

The Rights will not be exercisable and will trade with shares of our Common Stock until the earlier to occur of (i) the tenth business day after the “Stock Acquisition Date,” which refers to the date of public announcement or disclosure that a person or group has acquired beneficial ownership of 30% or more of our outstanding Common Stock; or (ii) the tenth business day (or such later date as may be determined by the Board) after the date that a tender or exchange offer by any person is first published or sent or given, if upon consummation thereof, such person would become an Acquiring Person; provided, however, the term “Acquiring Person” is subject to certain customary exceptions whereby certain stockholders that would have otherwise been an Acquiring Person are excluded from the definition of “Acquiring Person.” Any Rights held by an Acquiring Person are null and void and may not be exercised.

Purchase Price

The date when the Rights separate from our Common Stock and become exercisable is referred to herein as the “Distribution Date.” After the Distribution Date, each Right will entitle the holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock for five (5) times the Current Per Share Market Price (as defined in the Rights Agreement) of the Common Stock as of the Stock Acquisition Date, subject to adjustment (the “Purchase Price”). Each one-hundredth (1/100th) of a share of Series A Preferred Stock has economic terms similar to that of one share of our Common Stock. The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or other property issuable upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock. No fractional shares will be issued (other than fractions which are integral multiples of the number of one one-hundredth (1/100th) of a share of Series A Preferred Stock issuable upon the exercise of one Right, which may, at our election, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.

Consequences of a Person or Group Becoming an Acquiring Person

●	Flip-In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person or its affiliates will, for the Purchase Price, have the right to receive that number of shares of Common Stock having a total market value of two (2) times the Purchase Price.
●	Exchange. In lieu of “flip-in” feature described above, the Board may, at its option at any time after a person or group becomes an Acquiring Person, exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of our Common Stock at an exchange ratio of one share of our Common Stock per Right (subject to adjustment).
●	Flip-Over. If we are later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person or its affiliates will, for the Purchase Price, have the right to receive that number of shares of common stock of the person engaging in the transaction having a total market value of two (2) times the Purchase Price.

Series A Preferred Stock Provisions

Subject to adjustment as provided in the Rights Agreement, each share of Series A Preferred Stock, if issued:

●	will not be redeemable;
●	when and if any dividend is declared on our Common Stock, entitle the holder to a preferential quarterly dividend payment equal to 100 times the aggregate per share price of all cash and non-cash dividends declared per share of our Common Stock;
●	will entitle the holder upon liquidation either to receive $1,000 plus an amount equal to accrued and unpaid dividends and distributions thereon or an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of our Common Stock;
●	will have 100 votes, voting together with our Common Stock; and
●	if shares of our Common Stock are exchanged via merger, consolidation, or a similar transaction, will entitle the holder to a per share payment equal to 100 times the amount of consideration received per share of our Common Stock.

Expiration; Amendment

The Rights will expire on the Final Expiration Date, unless the Rights are earlier redeemed or exchanged by us. The terms of the Rights Agreement may be amended by the Company without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Company may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

Redemption

The Board may redeem the Rights for $0.01 per Right at any time prior to the earlier of (i) such time as any person or group becomes an Acquiring Person or (ii) the close of business on the Final Expiration Date. Following the expiration of the above periods, the Rights become nonredeemable. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if we effect a stock split or stock dividend of our Common Stock.

Miscellaneous

The Rights have the benefit of certain customary anti-dilution provisions.

The Rights Agreement does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board to redeem the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one-tenth (1/10) of one share of our Common Stock at a price of $115.00 per whole share, subject to adjustment as discussed below, at any time. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Common Stock. This means that Warrants may only be exercised at any given time by a warrantholder in multiples of ten. No fractional Warrants will be issued and only whole Warrants will trade. The Warrants will expire November 29, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Warrant unless Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have filed with the SEC a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants. A warrantholder may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, we may call the Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and
●	if, and only if, the last reported sale price of the Common Stock equals or exceeds $180.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three trading days before we send the notice of redemption to the warrantholders.

If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise its

Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $180.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $115.00 Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average volume weighted average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, and (ii) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

Dividends

The payment of future dividends on the shares of the Common Stock is subject to the rights of the holders of the Company’s preferred stock (if any) and will depend on the revenues and earnings (if any), capital requirements and financial condition of the Company subject to the discretion of the Board. The Board is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future. The ability of the Company to declare dividends may be limited by the terms of any financing and other agreements entered into by the Company or its subsidiaries from time to time.

Election of Directors

Each director is elected annually by stockholders for a term of one year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Removal of Directors; Vacancies

Our Charter provides that, subject to the rights, if any, of the holders of shares of the Company’s preferred stock then outstanding, directors may be removed only for cause upon the affirmative vote of 75% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The enforceability of the limitation to removal ‘for cause only’ on a non-classified board is subject to Delaware law and judicial interpretation. In addition, our Charter provides that, subject to the rights granted to one or more series of the Company’s preferred stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors, and any vacancy that results from the death, resignation, disqualification, removal or another cause, may be filled by a majority vote of the Board then in office, even if they do not represent a quorum, and even if only a single director is then in office (unless the Board determines that such vacancy should be filled by a vote of the stockholders).

Annual Stockholder Meetings

Our Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, the Board may conduct meetings by remote communications. The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s Secretary at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Company’s annual proxy statement must comply with the notice periods contained in the annual proxy statement. Our Charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of Company capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Company of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit the Company’s stockholders’ ability to bring matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Quorum

Unless otherwise required by the DGCL or our Charter, the Bylaws provide that holders of a majority of the aggregate voting power of our capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Common Stock at prices higher than prevailing market prices.

Special Meetings

Our Bylaws provide that special meetings of stockholders may be called only by or at the direction of the Board, pursuant to a resolution adopted by a majority of the Board. Stockholders are not eligible and have no right to call a special meeting.

Our Bylaws also provide that any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto must be filed with the minutes of proceedings of the Board or committee thereof.

Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Our Bylaws may be amended, altered or repealed (A) at any annual or regular meeting of our Board, or at any special meeting of our Board if notice of the proposed alteration, amendment or repeal is contained in written notice of such special meeting, by the affirmative vote of a majority of the Board then present (at which meeting a quorum of the Board is present); or (B) by the affirmative vote of 75% of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company has entered, and expects to continue to enter into, agreements to indemnify the directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, the Company will be required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. The Company will be required to indemnify its officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved), including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Company, or establishing or enforcing a right to indemnification under the indemnification agreement.

Exclusive Jurisdiction of Certain Actions

Our Charter requires that derivative actions brought in the name of the Company, actions against directors, officers and other employees for breaches of fiduciary duty, actions asserting a claim against the Company or any directors, officers or other employees arising pursuant to the DGCL, our Charter or our Bylaws, actions asserting a claim against the Company or any directors, officers or other employees governed by the internal affairs doctrine, or actions asserting an “internal corporate claim” (as defined in the DGCL) may be brought only in the Court of Chancery in the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, provided, that if the Court of Chancery in the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

Listing of Securities

The Company’s Common Stock is listed on the Nasdaq Capital Market under the symbol “XBP”, and the Company’s Public Warrants are listed on the Nasdaq Capital Market under the symbol “XBPEW”.

Section 203 of the Delaware General Corporation Law

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

Transfer Agent and Registrar

The transfer agent, warrant agent and registrar for our Common Stock and Public Warrants is Continental Stock Transfer & Trust Company.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of our Third Amended and Restated Certificate of Incorporation, Bylaws, Rights Agreement, the Public Warrant agreement and other governing documents, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K.